Exhibit 99.1

For release:  November 9, 2007

Contact: Gerald Coggin, Sr. V.P. Investor Relations

Phone: (615) 890-2020

NHC reports third quarter earnings

MURFREESBORO, Tenn. -- National HealthCare Corporation (AMEX: NHC; NHC.PR.A), today announced third quarter net income of $13,126,000 or $1.05 per basic share, compared to $9,271,000 or 75 cents per basic share in the third quarter of 2006, an increase of 41.6%.

Revenues increased to $158,511,000 compared to $143,768,000 for the same period a year earlier.

Other revenues for the three months ended September 30, 2007 include a $10,792,000 gain (approximately $6,475,000 after income taxes) related to the sale of undeveloped land.

NHC provides services to 73 long-term health care centers with 9,127 beds. NHC also operates 31 homecare programs, six independent living centers and assisted living centers at 22 locations. NHC’s other services include managed care specialty medical units, Alzheimer’s units, hospice, and a rehabilitation services company. In order to understand in all material respects the financial condition, results of operations and cash flows of NHC, the investor must review our most recent Form 10-Q quarterly report, Form 10-K annual report and press releases which are available on our web site at www.NHCcare.com.

Statements in this press release that are not historical facts are forward-looking statements. NHC cautions investors that any forward-looking statements made involve risks and uncertainties and are not guarantees of future performance. The risks and uncertainties are detailed from time to time in reports filed by NHC with the S.E.C., including Forms 8-K, 10-Q and 10-K, and include, among others, the following:  liabilities and other claims asserted against us, as well as the resolution of current litigation; availability of insurance and assets for indemnification; national and local economic conditions; including their effect on the availability and cost of labor, utilities and materials; the effect of government regulations and changes in regulations governing the healthcare industry, including our compliance with such regulations; changes in Medicare and Medicaid payment levels and methodologies and the application of such methodologies by the government and its fiscal intermediaries, the ability of third parties for whom we have guaranteed debt to refinance certain short term debt obligations; and other factors referenced or incorporated by reference in the S.E.C. filings.  The risks included here are not exhaustive.  All forward-looking statements represent NHC’s best judgment as of the date of this release.

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NHC reports third quarter earnings

Condensed Statements of Income
(in thousands, except share and per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Revenues:	2007	2006	2007	2006
Net patient revenues	134,131	$ 128,689	401,642	$ 375,979
Other revenues	24,380	15,079	53,319	45,409
Net revenues	$ 158,511	$ 143,768	$ 454,961	$ 421,388

Costs and Expenses:
Salaries, wages and benefits	83,540	$ 72,798	244,253	$ 223,839
Other operating	40,992	41,660	123,753	121,075
Recovery of notes receivable	-	-	(6,195)	(7,309)
Rent	10,535	10,178	31,544	30,808
Depreciation and amortization	3,892	3,588	11,476	10,472
Interest	281	241	851	761
Total costs and expenses	$ 139,240	$ 128,465	$ 405,682	$ 379,646

Income Before Income Taxes	19,271	15,303	49,279	41,742
Income Tax Provision	(6,145)	(6,032)	(17,221)	(16,688)

Net Income	$ 13,126	$ 9,271	$ 32,058	$ 25,054

Earnings Per Share:
Basic	$ 1.05	$ 0.75	$ 2.56	$ 2.04
Diluted	$ 1.01	$ 0.71	$ 2.47	$ 1.94

Weighted average common shares outstanding
Basic	12,538,340	12,300,542	12,534,269	12,292,149
Diluted	12,981,366	12,969,936	12,989,561	12,921,595

Balance Sheet Data
(in thousands)	Sept. 30	Dec. 31
	2007	2006
Cash and marketable securites	$ 244,759	$ 219,246
Current assets	326,489	290,611
Total assets	511,666	471,477
Current liabilities	185,242	168,548
Long-term obligations	19,996	21,967
Deferred lease credit	5,150	6,058
Deferred revenue	26,120	25,762
Shareholders' equity	275,158	249,142

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NHC reports third quarter earnings

Selected Operating Statistics

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2007	2006	2007	2006
Per Diems:
Medicare	$ 349.97	$ 332.50	$ 350.18	$ 323.01
Medicaid	143.61	138.10	141.57	135.63
Private Pay and Other	202.71	191.46	202.27	191.96

Patient Days:
Medicare	96,627	92,359	296,600	276,606
Medicaid	280,084	288,910	831,164	861,609
Private Pay and Other	165,101	151,527	471,688	427,818
	541,812	532,796	1,599,452	1,566,033

Average Per Diem	$ 198.42	$ 186.98	$ 198.15	$ 184.11

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